Filed Pursuant to Rule 424(b)(3)

Registration No. 333-285981

Registration No. 333-285872

Registration No. 333-282359

Registration No. 333-284324

Prospectus Supplement No. 4

(to Prospectus dated March 20, 2025)

Prospectus Supplement No. 14

(to Prospectus dated November 12, 2024)

Prospectus Supplement No. 7

(to Prospectus dated February 6, 2025)

Damon INC.

Offering of 126,900,000 Units, Each Unit Consisting of One Common Share and One Series A Warrant, and 126,900,000 Common Shares* Underlying Series A Warrants and 6,345,000 Common Shares* Underlying Underwriter’s Warrants

Resale of Up to 1,015,383 Common Shares by the Selling Securityholders
Resale of Up to 18,514,579 Common Shares by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in (i) the prospectus dated March 20, 2025 related to the offering of 126,900,000 units, each unit consisting of one common share, no par value (“common shares”) and one Series A Warrant (“Series A Warrant”), of Damon Inc., a British Columbia corporation (“Damon”), and 126,900,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Series A Warrants and 6,345,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Underwriter’s Warrants, (ii) the prospectus dated November 12, 2024 related to the resale of up to 1,015,383 common shares of Damon, and (iii) the prospectus dated February 6, 2025 related to the to the resale of up to 18,514,579 common shares of Damon (together, the “Prospectuses”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are traded on the Nasdaq Global Market under the symbol “DMN”. On April 8, 2025, the closing price of our common shares was $ 0.0124 per share.

Investing in our securities involves risks. See the sections titled “Risk Factors” of the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 9, 2025.

United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2025

DAMON INC.

(Exact name of registrant as specified in its charter)

British Columbia	001-42190	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

704 Alexander Street Vancouver. BC	V6A 1E3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	DMN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 4, 2025, Damon Inc. (the “Company”) received notice from the staff of Nasdaq (the “Staff”) that the Staff has determined that as of April 3, 2025, the Company’s common shares had a closing bid price of $0.10 or less for ten consecutive trading days, triggering application of Listing Rule 5810(c)(3)(A)(iii) which states in part: if during any compliance period specified in Rule 5810(c)(3)(A), a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security. As a result, the Staff has determined to delist the Company’s common shares from the Nasdaq Global Market, unless the Company timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The Company must request a hearing no later than 4:00 p.m. Eastern Time on April 11, 2025.

The Company will appeal the Staff’s determination to the Panel. While the appeal process is pending, the suspension of trading of the Company’s common shares will be stayed and the common shares will continue to trade on the Nasdaq Global Market until the hearing process concludes and the Panel issues a written decision. The Company plans to submit to the Panel a plan to regain compliance with Nasdaq’s applicable continued listing standards, which plan will include a transfer application to the Nasdaq Capital Market and a reverse stock split to regain compliance with the applicable bid price requirement. As previously disclosed in the Company’s filings with the Securities and Exchange Commission, under British Columbia, Canada law and the Company’s Articles, the board of directors (the “Board”) may effect a consolidation (reverse split) of the Company’s outstanding common shares without shareholder approval. The Company has been informed by the Staff that Panel hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request.

Item 8.01 Other Events.

Release of Remaining Lock-Up Restriction Imposed Pursuant to Business Combination

As reported in the Company’s Current Report on Form 8-K filed on November 18, 2024, pursuant to the Business Combination Agreement, dated October 23, 2023, among the Company, XTI Aerospace, Inc. (formerly known as Inpixon) (“XTI”), Damon Motors Inc., and 14444842 B.C. Ltd., as amended (the “Business Combination Agreement”), in connection with the closing of the business combination on November 13, 2024, securityholders of XTI who received shares of the Company pursuant to the spinoff distribution by XTI and securityholders of Damon Motors Inc. who received shares of the Company pursuant to the Business Combination Agreement became subject to lock-up restrictions for a period of up to 180 days. For shareholders who were not directors or officers at the time of closing, the lock-up restrictions were subject to the following release schedule: 20% of the shares were released at the closing of the business combination, 40% were released 90 days thereafter, and the remaining 40% were to be released 180 days after the closing, unless released earlier by the Company or in full if the trading price of the combined company’s common shares reached certain specified thresholds. Shareholders who became directors or officers of the combined company upon the closing were subject to lock-up restrictions for the full 180-day period following the closing, unless released earlier by the Company.

On April 9, 2025, the Board resolved to release all remaining shares subject to the 180-day lock-up restriction, totaling 6,723,713 shares. Notwithstanding this release, the Company’s current directors and officers remain subject to lock-up restrictions for 60 days following the closing of the registered underwritten offering completed on March 21, 2025, pursuant to the Underwriting Agreement between the Company and Maxim Group LLC.

Total Outstanding Shares

As reported in the Company’s Current Report on Form 8-K filed on March 25, 2025, the Company completed a registered underwritten offering of units of its securities on March 21, 2025, which included the issuance of Series A warrants to acquire common shares to investors in the offering. Following the issuance of common shares pursuant to exercises under the alternate cashless exercise provision of the warrants in accordance with their terms, the Company had a total of 786,963,093 common shares issued and outstanding as of the close of market on April 8, 2025.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. When used in this Current Report on Form 8-K, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of these words or similar expressions (or the negative versions of such words or expressions), as they relate to the Company or its management team, are intended to identify forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including the Company’s ability to successfully appeal the Staff’s delisting determination, the Company’s ability to achieve compliance with the applicable continued listing standards of the Nasdaq Capital Market and the ability of the Company to obtain the Staff’s approval of a transfer application to The Nasdaq Capital Market. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement on Form S-1 filed on March 18, 2025, and other reports and registration statements of the Company filed, or to be filed, with the Securities and Exchange Commission, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. The Company undertakes no obligation to update or revise any forward-looking statements for revisions or changes after the date of this Current Report on Form 8-K, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2025	DAMON, INC.

	By:	/s/ Bal Bhullar
Bal Bhullar
Chief Financial Officer